Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 30, 2022 relating to the balance sheet of Rayven Properties, LLC (formerly Wild Buildings, LLC) as of October 6, 2022 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

March 29, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com